Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fundrise Real Estate Interval Fund, LLC:

We consent to the use of our report, dated November 13, 2020, with respect to the statements of assets and liabilities of Fundrise Real Estate Interval Fund, LLC, as of September 30, 3020 and December 31, 2019, and the related statements of operations for the periods from January 1, 2020 to September 30, 2020 and April 5, 2019 (inception) to December 31, 2019, and the related notes, incorporated by reference herein, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus and statement of additional information.

McLean, Virginia

December 8, 2020